Exhibit 99.1
Landec Corporation Mourns the Passing of Board Member Charles Macaluso
Feb 24, 2021
SANTA MARIA, Calif., Feb. 24, 2021 (GLOBE NEWSWIRE) -- It is with great sadness that the Landec Corporation (Nasdaq: LNDC) announces the death of board member Charles “Mac” Macaluso who passed away on February 22, 2021.
“Mac was an outstanding advisor and an integral member of our Board. His breadth of knowledge was critical to rebuilding Curation Foods, our long-term growth strategies that support Lifecore, and our recent successful refinancing,” said Dr. Albert Bolles, Landec’s CEO and President. “It has been a privilege for me and the other Board members to work alongside Mac. He will be greatly missed.”
“Mac served our Board with enthusiasm and integrity, and we greatly benefited from his wisdom and experience. He leaves a legacy of incredible business acumen and passion for excellence that is recognized and appreciated by our entire Board,” commented Craig Barbarosh, Landec’s Chairman of the Board. “We offer our heartfelt condolences and support to his family.”
Mr. Macaluso served as an independent board member at Landec since October 2019. In addition to his board membership, Mr. Macaluso was a member of the Audit Committee and the Curation Focus Committee. With more than four decades of cross-industry experience, he brought deep insight and knowledge from an array of industries. Mr. Macaluso’s seat on the Landec Corporation board of directors will not be filled at this time.
About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

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Investor Relations:
Jeff Sonnek
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Jeff.sonnek@icrinc.com